                                                                  Exhibit 11.(b)
                                                                  --------------
               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                -----------------------------------------------


                                                  Year ended December 31
                                           ----------------------------------------
                                               1996          1995          1994
                                           ------------  ------------  ------------

Net earnings                               $308,736,000  $253,969,000  $181,279,000
                                           ============  ============  ============

Weighted average number of
 common and common equivalent
 shares outstanding:
  Weighted average common
   shares outstanding                       136,995,701   136,644,397   134,941,996
  Dilutive effect of stock
   options after application
   of treasury-stock method
   assuming full dilution                     3,726,183     3,465,972     3,905,550
                                           ------------  ------------  ------------
                                            140,721,884   140,110,369   138,847,546
                                           ------------  ------------  ------------

Earnings per share:                               $2.19         $1.81         $1.31
                                                  =====         =====         =====

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